Exhibit 10.52

Cambridge, MA
Tel: 617-453-1000
Fax: 617-453-1001
www.infi.com

February 22, 2023

Seth Tasker

1100 Massachusetts Avenue

Cambridge, MA 02138

Dear Seth:

As you know, Infinity Pharmaceuticals, Inc. (“Infinity”) is entering into a merger agreement with MEI Pharma, Inc. (“MEI”) by which, if the merger is completed in accordance with its terms, Infinity will become a subsidiary of MEI. References to “Infinity” below include MEI if and after the merger closes. We recognize that your contributions to Infinity in the past have been integral to its success and that your continued involvement with and after the merger will be necessary to facilitate the completion of the merger and are critical to ensuring the success of the merged company.

To incentivize you to remain with Infinity through June 30, 2023 (the “Payment Date”), you will be eligible to receive the payment described in this agreement (the “Agreement”).

(1)

You agree to remain in the employ of Infinity through the Payment Date, the closing of the merger (the “Closing”), and for a transition period thereafter. While employed, you agree to continue to devote your full time and best efforts to Infinity. Your employment will end on a termination without Cause after the transition period that Infinity requests on or before the Closing and to which you agree.

(2)

Your employment is and will be at-will. You understand that Infinity retains the right to terminate your services with or without Cause and you retain the right to terminate your services for Infinity at any time. For the purposes of this Agreement and the application of the term elsewhere in this Agreement, “Cause” shall have the meaning set forth in the Infinity Executive Severance Benefits Plan as in effect on the date of this Agreement and without regard to any future amendments thereto (the “Severance Plan”), but with clause (i) of such “Cause” definition replaced with “a good faith finding by the Board of Directors of the Company or its public parent corporation of a knowing and willful failure by the employee to perform the employee’s material duties for the Company in a manner reasonably acceptable to the Company, which failure continues for a period of more than 30 days after notice thereof has been provided to the employee in writing by the Company, setting forth in reasonable detail the nature of such failure.”

(3)

As an incentive for you to remain employed with Infinity through the Payment Date, you will be eligible to receive a retention bonus (the “Retention Bonus”) in the amount of $225,000, payable in a lump sum in the next payroll whose cutoff date follows the Payment Date. If your employment ends because you are terminated other than for either Cause or disability before the Payment Date, you will receive the Retention Bonus in a lump sum in the same payroll in which you receive your Severance Benefits.

(4)

If you resign from employment with Infinity (including for Good Reason as defined in the Severance Plan) or Infinity terminates your employment for Cause or due to disability prior to the Payment Date, no portion of the Retention Bonus will be paid to you.

(5)

In addition to the Retention Bonus under the terms of Sections 3 and 4 provided above, you will be eligible to receive severance benefits under the Severance Plan (as determined using the terms in effect as of the date of this letter) (the “Severance Benefits”) if Infinity terminates your employment for any reason other than for either Cause or disability before the Closing or when your employment with Infinity terminates post-Closing as described in Section 1 above. The Severance Benefits and the Retention Bonus payment that are paid in connection with your termination of employment are subject to the release requirements in Section 6 of the Severance Plan, provided that the total payments shall be made in a single lump sum rather than in the installments specified in Sections 6 and 7 of the Severance Plan. You will also receive any other benefits under the Severance Plan (including outplacement and benefits continuation) in accordance with the terms of the Severance Plan, with Cause as modified herein.

(6)

All payments described in this Agreement are subject to applicable tax and other withholdings and Section 12 of the Severance Plan (regarding the application of Section 409A of the Internal Revenue Code of 1986, as amended) as though the Retention Bonus were paid under the Severance Plan.

(7)

You acknowledge that this Agreement supersedes any prior agreements or understandings, whether oral or written, between you and either Infinity pertaining to any incentive payments being offered to you in connection with the merger and this Agreement, taken together with the Severance Plan, constitutes the entire agreement between us regarding transaction-related bonuses and severance. You acknowledge that this Agreement may be assigned by Infinity Pharmaceuticals, Inc. to MEI at or after the Closing and, if so assigned, that MEI shall have sole responsibility for satisfying any obligations to you hereunder.

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On behalf of Infinity Pharmaceuticals, Inc., I thank you for your continued assistance and support. If you have any questions regarding any of the terms of this Agreement, please do not hesitate to contact me. Once you have read and understood the terms of this Agreement, please indicate your Agreement to the terms by signing below.

Very truly yours,

INFINITY PHARMACEUTICALS, INC.

By:	/s/ Adelene Perkins
Chief Executive Officer and Chair of the Board

ACCEPTED AND AGREED:

/s/ Seth Tasker
Seth Tasker